Ministry of Finance	Mailing Address:	Location:
Corporate and Personal Property	PO BOX 9431 Stn Prov Govt	2nd Floor – 940 Blanshard St.
Registries	Victoria BC V8W 9V3	Victoria BC
www.corporateonline.gov.bc.ca		250 356-8626

Notice of Alteration

FORM 11
BUSINESS CORPORATIONS ACT
Section 257

Filed Date and Time: June 29, 2005 05:09 PM Pacific Time

Alteration Date and Time: Notice of Articles Altered on June 29, 2005 05:09 PM Pacific Time

NOTICE OF ALTERATION

Incorporation Number:	Name of Company

BC0600692	SONIC ENVIRONMENTAL SOLUTIONS INC.

ALTERATION EFFECTIVE DATE:

The alteration is to take effect at the time that this application is filed with the Registrar.

PRE-EXISTING COMPANY PROVISIONS

The company has resolved that the Pre-existing Company Provisions no longer apply to this company.

AUTHORIZED SHARE STRUCTURE

1.	No Maximum	Common Shares	Without Par Value

Without Special Rights or
Restrictions attached